Exhibit 10.4

This instrument prepared by and after
recordation should be returned to:
Austin A. Averitt, Esq.
Butler Snow LLP
One Federal Place, Suite 1000
1819 Fifth Avenue North
Birmingham, Alabama 35203
(205) 297-2225

STATE OF ALABAMA
)

COUNTY OF MORGAN
)

NON-ENCUMBRANCE AGREEMENT

THIS NON-ENCUMBRANCE AGREEMENT (the “Agreement”) is delivered and effective as of June 25, 2020, by LAKELAND INDUSTRIES, INC., a Delaware corporation (the “Borrower”), for the benefit of BANK OF AMERICA, N.A. (together with its successors or assigns, the “Bank”).

WHEREAS, pursuant to that certain Loan Agreement dated as of June 12, 2020, (as may be amended, the “Loan Agreement”; together with this Agreement and all other documents, agreements and instruments executed and delivered in connection therewith, collectively, the “Loan Documents”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed in the Loan Agreement), Bank has agreed to make available to Borrower a line of credit in the maximum principal amount of up to Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) (as amended, extended, modified, renewed, restated or refinanced, collectively, the “Loan”);

WHEREAS, as a condition of the Loan, Bank requires that Borrower execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the Loan and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Borrower agrees as follows:

1. No Transfer or Encumbrance of the Land. Borrower is the owner in fee simple of the real estate described on Exhibit A and all improvements thereon (as may be amended, collectively, the “Land”). Borrower acknowledges that Bank has examined and relied on the creditworthiness of Borrower in agreeing to make the Loan, and that Bank will continue to rely on Borrower’s ownership of the Land as a means of maintaining the value of the Land and Borrower’s ability to pay the Loan. Borrower acknowledges that Bank has a valid interest in maintaining the value of the Land. Borrower shall not, without the prior written consent of Bank, which consent shall be determined in Bank’s sole and absolute discretion, sell, convey, alien, assign, mortgage, encumber, pledge or otherwise transfer the Land or any part thereof, or permit the Land or any part thereof to be sold, conveyed, aliened, assigned, mortgaged, encumbered, pledged or otherwise transferred. The foregoing prohibitions shall apply to any and all acts or omissions so described, without regard to whether such acts or omissions may occur voluntarily or involuntary or by operation of law or otherwise.

2. Insurance. Borrower shall keep, or cause to be kept, the Land insured against loss or damage by fire, extended coverage perils, vandalism, malicious mischief, and any such other hazards, casualties, or other contingencies as more particularly set out in the Loan Documents.

3. Taxes and Assessments. Borrower will pay all taxes and assessments against or affecting the Land as the same shall become due and payable, and, if Borrower fails to do so, Bank may pay them, together with all costs and penalties thereon, at Borrower’s expense. Notwithstanding the foregoing, Borrower may in good faith by appropriate proceedings contest the validity of such taxes and assessments and, pending such contest, Borrower shall not be deemed in default hereunder due to such nonpayment if (i) prior to delinquency of the asserted tax or assessment, Borrower furnishes Bank an indemnity bond, and (ii) Borrower promptly pays any amount adjudged by a court of competent jurisdiction to be due, with all costs, penalties and interest thereon, before such judgment becomes final.

4. Waste, Demolition, Alteration, Replacement or Repair of Land. Borrower shall cause the Land and every part thereof to be maintained, preserved, kept safe and in good repair, and in good working condition. Borrower shall not commit or permit waste thereon. Borrower shall not remove, demolish or alter the design or structural character of the Land or the Land now or hereafter erected on the Land without the express prior written consent of Bank. Borrower shall comply with all laws and regulations of any governmental authority with reference to the Land and the manner and use of the same, and shall from time to time make all necessary and proper repairs, renewals, additions and restorations thereto so that the value and efficient use thereof shall be fully preserved and maintained. Borrower will discharge all claims for labor performed and material furnished therefor, and will not suffer any lien of mechanics or materialmen to attach to any part of the Land. Borrower agrees not to remove any of the fixtures included in the Land without the express prior written consent of Bank and unless the same is immediately replaced with like property of at least equal value and utility.

5. Access. Bank and other persons authorized by Bank shall have access to and the right to enter and inspect the Land at all reasonable times, and upon reasonable notice to Borrower, including monthly inspections if deemed necessary by Bank. In the event Bank finds that Borrower is not maintaining the Land as referenced herein, Bank shall notify Borrower in writing of the needed repairs and Borrower shall have twenty (20) business days to make satisfactory arrangements to bring the Land back to good condition. If after such time, satisfactory arrangements have not been made to bring the Land back to good condition as determined by the reasonable discretion of Bank, Bank shall have the right to make the repairs required at the expense of Borrower as previously enunciated in this Agreement, or shall have the right to declare the Loan to be at once due and payable.

6. Hold Harmless. Borrower will defend, at its own cost and expense, and hold Bank harmless from, any proceeding or claim affecting the Land. All costs and expenses incurred by Borrower in protecting its interest hereunder, including all court costs and reasonable attorneys’ fees, shall be borne by Borrower.

7. Notices by Governmental Authority, Fire and Casualty Losses, Etc. Borrower shall timely comply with and promptly furnish to Bank true and complete copies of any official notice or claim by any governmental authority pertaining to the Land. Borrower shall promptly notify Bank of any fire or other casualty or any notice or taking of eminent domain action or proceeding affecting the Land.

8. Recording and Filing. This Agreement and all applicable Loan Documents and all amendments, supplements and extensions thereto and substitutions therefor shall be recorded, filed, rerecorded and refiled in such manner and in such places as Bank shall reasonably request, and Borrower will pay all such recording, filing, rerecording and refiling fees, title insurance premiums, and other charges.

9. Termination. If (A) Borrower shall pay and satisfy in full (i) the Loan and any and all other sums payable under the Loan Agreement and the Loan Documents and any and all extensions and renewals of the same (including future advances) and there shall be no additional commitment or other obligation of Bank to fund any additional moneys or other obligations thereunder; and (ii) all sums becoming due and payable by Borrower under the terms of this Agreement and the Loan Documents, including but not limited to advances made by Bank pursuant to the terms and conditions of this Agreement; (B) have kept and performed each and every obligation, covenant, duty, condition and agreement herein imposed on or agreed to by Borrower; and (C) pay and satisfy all obligations and all other liabilities of any kind under the Loan Documents; then this Agreement shall become null and void and Bank in such case shall, upon the request of Borrower and at Borrower’s expense, deliver to Borrower proper instruments acknowledging termination of this Agreement; otherwise, this Agreement shall remain in full force and effect.

10. Notice and Addresses for Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and made in accordance with the terms of the Loan Agreement.

11. Controlling Law. Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of Alabama, without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

12. Venue and Jurisdiction. The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the State of Alabama. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower or any Obligor in a venue outside of the State of Alabama. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the State of Alabama. The Bank reserves the right to commence an action or suit in any other jurisdiction where the Borrower has any presence. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

13. Jury Trial Waiver. BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

IN WITNESS WHEREOF, the undersigned have hereunto set its signature and the seal of Borrower effective as of the date set forth above.

LAKELAND INDUSTRIES, INC., a Delaware corporation

By:
/s/ Allen Dillard
Allen Dillard
Its:
Chief Financial Officer

EXHIBIT A

LEGAL DESCRIPTION

Parcel I:
A portion of Unit A-7 of Certificate to Subdivide No. 1055-84 as approved by the Decatur City Planning Commission and as recorded in the Morgan County Probate Office in Book 1129, at Page 468, and more particularly described as beginning at a railroad spike at the Northwest corner of Section 8, Township 6 South Range 4 West, Decatur, Morgan County, Alabama and run thence S 89°25’16” E (Alabama State Coordinate System-Grid Bearing) along the North boundary of Section 8 a distance of 50.00 feet to the East right of way margin of Central Parkway; thence S 0°39’35” W along the East right of way margin of Central Parkway a distance of 123.03 feet to the North right of way margin of Pride Street; thence S 89°47’51” E along the North right of way margin of Pride Street and the North property line of the tract being subdivided a distance of 741.56 feet to the true point of beginning of the parcel herein described; thence continue S 89°47’51” E a distance of 535.64 feet to the Westerly right of way margin of the CSX Railroad; thence S 8°06’34” E along the Westerly right of way margin of the CSX Railroad a distance of 180.90 feet; thence N 89°47’51” W a distance of 759.17 feet to the Easterly right of way margin of Valley Avenue; thence N 12°16’59” W along the Easterly right of way margin of Valley Avenue a distance of 35.85 feet; thence S 89°47’51” E a distance of 205.13 feet; thence N 0°12’09” E a distance of 144.00 feet to the true point of beginning, lying in the NE1/4 of the NW1/4 and the NW1/4 of the NW1/4 of Section 8, Township 6 South, Range 4 West, Decatur, Morgan County, Alabama.

Parcel II:
A portion of Unit A-7 of Certificate to Subdivide No. 1055-84 as approved by the Decatur City Planning Commission and as recorded in the Morgan County Probate Office in Book 1129, at Page 468, and more particularly described as beginning at a railroad spike at the Northwest corner of Section 8, Township 6 South, Range 4 West, Decatur, Morgan County, Alabama and run thence S 89°25’16” E (Alabama State Coordinate System-Grid Bearing) along the North boundary of said Section 8 a distance of 50.00 feet to an iron pin on the East right of way margin of Central Parkway; thence S 00°39’35” W along the East right of way margin of Central Parkway a distance of 123.03 feet to an iron pin on the North right of way margin of Pride Street; thence S 89°47’51” E along the North right of way margin of Pride Street a distance of 539.76 feet to an iron pin and the true point of beginning of the parcel herein described; thence S 89°47’51” E a distance of 201.80 feet; thence S 00°12’09” W a distance of 144.00 feet; thence N 89°47’51” W a distance of 205.13 feet to the Easterly right of way margin of Valley Avenue; thence N 12°16’59” W along the Easterly right of way margin of Valley Avenue a distance of 46.96 feet to a point on the cul-de-sac right of way of Pride Street; thence Easterly, then Northeasterly, then Northwesterly direction along the Pride Street cul-de-sac right of way, along a curve to the left, having a radius of 50.00 feet a distance of 170.73 feet (central angle 195°38’14”) to the true point of beginning, lying in the NW1/4 of the NW1/4 of Section 8, Township 6 South, Range 4 West, Decatur, Morgan County, Alabama.

Parcel III:
A portion of Unit A of Certificate to Subdivide No. 900-81 as approved by the Decatur City Planning Commission and as recorded in Morgan County Probate Office in Book 1058, at Page 792, and more specifically described as beginning at a railroad spike at the southwest corner of Section 5, Township 6 South, Range 4 West, Decatur, Morgan County, Alabama, and run thence No 00°28’39”E (Alabama State Coordinate System Grid Bearing) along the west boundary of said Section 5 and also along the centerline of Central Parkway a distance of 151.65 feet to a railroad spike; thence S 89°47’51” E a distance of 50.00 feet to an iron pin on the east right of way margin of Central Parkway; thence continue S 89°47’51” E a distance of 390.73 feet to an iron pin and the true point of beginning of the tract herein described; thence from the true point of beginning continue S 89°47’51”E a distance of 844.58 feet to an iron pin on the westerly right of way margin of Seaboard System Railroad; thence S 08°06’34” E along the westerly right of way margin of Seaboard System Railroad a distance of 277.92 feet to an iron pin; thence N 89°47’51 W a distance of 823.86 feet to an iron pin; thence N 12°16’59” W a distance of 281.66 feet to the true point of beginning, lying and being within the SW1/4 of the SW1/4 of Section 5 and the NW1/4 of the NW1/4 of Section 8, Township 6 South, Range 4 West; Decatur, Morgan County, Alabama.